Exhibit 99.1

FOR IMMEDIATE RELEASE

DAKOTA PLAINS AND HILAND CRUDE ANNOUNCE BAKKEN GATHERING PIPELINE
TO PIONEER RAIL TERMINAL

Pipeline and supply contract connects Pioneer Terminal with the western area of the Williston Basin

WAYZATA, Minnesota, (August 18, 2014) Dakota Plains Holdings, Inc. (“Dakota Plains”) (NYSE MKT: DAKP) and Hiland Crude, LLC, a wholly owned subsidiary of Hiland Partners, LP (“Hiland”) today jointly announced the execution of an interconnection agreement that links Dakota Plains’ Pioneer Rail Terminal in New Town, North Dakota, with Hiland’s Market Center Gathering System crude oil pipeline network. Construction for the final link is underway and is expected to be commissioned by October 31, 2014.

Hiland’s gathering system is the largest in the Bakken, traversing through the heart of the field in Divide, Dunn, Mountrail, McKenzie and Williams counties in North Dakota, as well as Richland and Roosevelt Counties in Montana. Hiland’s gathering system has multiple connection points into pipeline outlets and crude by rail terminals, with the Pioneer Terminal being the only Canadian Pacific Railway origin. The connection to the Pioneer Terminal is expected to have an initial capacity of greater than 15,000 barrels a day and easily expanded to supply approximately 60,000 barrels of oil per day.

Chairman and Chief Executive Officer of Dakota Plains, Craig McKenzie, said, “This new infrastructure provides another source of oil supply to the Pioneer Terminal. We now have two gathering pipelines in addition to our ten stations dedicated to oil supplied by truck. The Hiland pipeline is an important link to the western area of the Williston Basin, effectively expanding our supply radius to enable cost effective delivery of oil to the Pioneer Terminal. We believe the connection with Hiland provides a substantial increase in value to the Pioneer Terminal for our three current shippers and will assist us in attracting incremental shippers in the future.”

Senior Vice President of Hiland Crude, Jim Suttle, said, “Our connection into the Dakota Plains terminal is a continued part of our efforts to cover every element of crude oil transportation in the Bakken. In connecting to the Pioneer Terminal on the Canadian Pacific Railway network, we can now offer our clients access to every market outlet in the Bakken. It is another example of Hiland being the fundamental leader in market outlet access for Bakken production.”

About Dakota Plains Holdings, Inc.

Dakota Plains Holdings, Inc. is an integrated midstream energy company, which competes through its 50/50 joint ventures to provide customers with crude oil offtake services that include marketing, transloading and trucking of crude oil and related products. Direct and indirect company assets include a proprietary trucking fleet, a transloading facility located in Mountrail County, North Dakota, and over 1,000 railroad tank cars.

Dakota Plains is uniquely positioned to exploit crude oil ‘export’ opportunities within the Williston Basin of North Dakota and Montana, which is the largest onshore oil production source in North America, where the lack of available pipeline capacity provides a long-term and increasing surplus of crude oil available for the core business of the company. For more corporate information please visit: www.dakotaplains.com.

About Hiland Parnters, LP

Hiland Partners, LP is a midstream energy limited partnership engaged in purchasing, gathering, compressing, dehydrating, treating, processing and marketing of natural gas, fractionating and marketing of natural gas liquids, or NGLs, and purchasing, gathering, blending, storing and marketing of crude oil.

Its operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States.

Through its subsidiary Hiland Crude, LLC, Hiland provides crude oil gathering services to producers through its multiple gathering systems with over 1000 miles of operating pipe, provides crude oil truck unloading services in its operating areas to gather and redeliver crude oil into its gathering systems, and provides crude oil storage, blending and marketing services to aggregate supply of crude oil to a variety of crude oil transmission pipelines and crude oil markets.

For more corporate information please visit: www.hilandpartners.com.

Cautionary Note Regarding Forward Looking Statements

This announcement contains forward-looking statements that reflect the current views of Dakota Plains, including, but not limited to, statements regarding our future growth and plans for our business and operations. We do not undertake to update our forward-looking statements. These statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of lack of diversification, dependency upon strategic relationships, dependency on a limited number of major customers, competition for the loading, marketing and transporting of crude oil and related products, difficulty in obtaining additional capital that will be needed to implement business plans, difficulties in attracting and retaining talented personnel, risks associated with building and operating a transloading facility, changes in commodity prices and the demand for crude oil and natural gas, competition from other energy sources, inability to obtain necessary facilities, difficulty in obtaining crude oil to transport, increases in our operating expenses, an economic downturn or change in government policy that negatively impacts demand for our services, penalties we may incur, costs imposed by environmental laws and regulations, inability to obtain or maintain necessary licenses, challenges to our properties, technological unavailability or obsolescence, and future acts of terrorism or war, as well as the threat of war and other factors described from time to time in the company’s reports filed with the U.S. Securities and Exchange Commission, including our annual report on Form 10-K, filed March 14, 2013, as may be amended and supplemented by subsequent reports from time to time.

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For more information, please contact:

Dakota Plains Holdings, Inc.	Hiland Partners, LP
Investor Contact	Derek Gipson
Dan Gagnier	dgipson@hilandpartners.com
DGagnier@sardverb.com	Phone: (580) 616-2004
Phone: (212) 687-8080
www.sardverb.com